Exhibit 99.1

Protection 1 Announces ADT Has Received Requisite Consents to Amend Certain Terms of Certain ADT Notes

Chicago, IL, April 25, 2016 – Prime Security Services Borrower, LLC (together with its subsidiaries, “Protection 1”), a portfolio company of certain funds affiliated with Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries and affiliates, “Apollo”), announced today that The ADT Corporation (NYSE: ADT) (“ADT”) has received the requisite consents to amend certain terms of its 6.250% Senior Notes due 2021 (the “Consent Notes”). The Consent Solicitation was conducted in connection with the previously announced merger agreement, pursuant to which ADT has agreed to be acquired by an affiliate of certain funds managed by Apollo and merged with Protection 1, with ADT surviving the merger as a wholly owned subsidiary of Prime Security Services Borrower, LLC (the “Acquisition”).

As previously announced, on April 1, 2016, ADT commenced a consent solicitation (the “Consent Solicitation”) from holders of the Consent Notes, in addition to consent solicitations from holders of certain other series of its outstanding notes, with respect to (i) a waiver (the “Waiver”) of any potential “Change of Control Triggering Event,” including any potential obligation of ADT to make a “Change of Control Offer” (as defined in the indenture governing the Consent Notes), and (ii) certain amendments to the indenture governing the Consent Notes, which would (a) amend the definition of “Change of Control” and (b) limit any required grant of capital stock as collateral with respect to the Consent Notes to the extent necessary not to be subject to any requirement pursuant to Securities and Exchange Commission (the “SEC”) rules to file separate financial statements with the SEC or any other governmental agency (clauses (a) and (b) together, the “Proposed Amendments”), in each case in connection with the Acquisition. The Consent Solicitation is subject to the terms and conditions set forth in the Consent Solicitation Statement, dated as of April 1, 2016, as amended by Amendment No. 1 to the Consent Solicitation Statement, dated as of April 5, 2016, and as extended by the press release, dated April 11, 2016, the press release, dated April 12, 2016, and the press release, dated April 13, 2016, which extended the “Consent Time” with respect to the Consent Notes to 5:00 p.m., New York City time, on April 22, 2016.

As of 5:00 p.m., New York City time, on April 22, 2016, ADT has been advised by D.F. King & Co., Inc., as Information and Tabulation Agent for the Consent Solicitation, that the requisite consents of holders of the Consent Notes were obtained, and ADT, Protection 1, certain subsidiaries of ADT and Protection 1 and Wells Fargo Bank, National Association, as trustee under the indenture governing the Consent Notes, entered into a supplemental indenture (the “Supplemental Indenture”) implementing the Waiver and Proposed Amendments, and certain other amendments, with respect to the Consent Notes. The Supplemental Indenture will become operative only upon payment of the applicable consent payment in connection with the closing of the Acquisition. If the proposed Acquisition does not close, no consent payments will be paid and the Supplemental Indenture will not become operative.

This announcement does not constitute a solicitation of any consent in respect of, or an offer to purchase, or a solicitation of an offer to sell, any securities. The Consent Solicitation is being made only pursuant to the applicable offering documents. The applicable offering documents for the Consent Solicitation will be distributed to all holders of the Consent Notes. Deutsche Bank Securities Inc. is acting as solicitation agent for the Consent Solicitation. Barclays Capital Inc., Citigroup Global Markets Inc. and RBC Capital Markets, LLC are acting as co-solicitation agents for the Consent Solicitation. D.F. King & Co. Inc. is acting as the information and tabulation agent for the Consent Solicitation. Requests for the offering documents may be directed to D.F. King & Co. Inc. at (212) 269-5550 (for brokers and banks), (866) 416-0576 (for all others) or e-mail at adt@dfking.com.

About Protection 1

Protection 1 was acquired by certain funds affiliated with Apollo Global Management, LLC (NYSE: APO) on July 1,2015 as the flagship for Apollo’s entrance into the alarm monitoring services industry, with a simultaneous acquisition of ASG Security, which has been effectively integrated into Protection 1. Protection 1 is a premier full-service business and home security company in the U.S. that provides installation, maintenance, and monitoring of single-family home security systems, business security systems and multi-family security systems. Protection 1 serves over 2 million customers and employs over 4,000 people in more than 90 office locations and five UL Certified monitoring centers across the country. For more information about Protection 1, visit http://www.protection1.com/corporate/news/.

About ADT

The ADT Corporation (NYSE: ADT) is a leading provider of security and automation solutions for homes and businesses in the United States and Canada. ADT’s broad and pioneering set of products and services, including ADT Pulse® interactive home and business solutions, and health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to over 6.5 million customers and employs approximately 17,000 people at 200 locations. More information is available at www.adt.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. The forward-looking statements include, without limitation, statements concerning the Consent Solicitation. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside Protection 1’s control that may cause actual results to differ materially from the forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. Protection 1 expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Media Contacts

For Protection 1:

Jennifer Webb, 212-221-1616

Coltrin & Associates

Jennifer_webb@coltrin.com

For Apollo Global Management:

Apollo Global Management, LLC

Gary M. Stein, 212-822-0467

Head of Corporate Communications

gstein@apollolp.com

or

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren, 212-843-8590

czehren@rubenstein.com

3